Exhibit 5.3

August 2, 2013

James River Coal Company

901 E. Byrd Street, Suite 1600

Richmond, Virginia 23219

Re:	Registration Statement on Form S-4 relating to Indenture and Exchange Notes

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by James River Coal Corporation, a Virginia corporation (the “Company”), and certain of its subsidiaries with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), we have acted as special counsel: (a) in the Commonwealth of Kentucky (the “Commonwealth”) to Bledsoe Coal Corporation, a Kentucky corporation, Leeco Inc., a Kentucky corporation, James River Coal Service Company, a Kentucky corporation, and McCoy Elkhorn Coal Corporation, a Kentucky corporation (the “Kentucky Corporate Guarantors”) and Buck Branch Resources LLC, a Kentucky limited liability company, IRP Kentucky LLC, a Kentucky limited liability company, Laurel Mountain Resources LLC, a Kentucky limited liability company, and Jellico Mining LLC, a Kentucky limited liability company (the “Kentucky LLC Guarantors,” and, together with the Kentucky Corporate Guarantors, collectively, the “Kentucky Guarantors”); and (b) in the State of Tennessee (the “State”) to Johns Creek Coal Company, a Tennessee corporation (the “Tennessee Guarantor,” and, together with the Kentucky Guarantors, collectively, the “Subject Guarantors”).

The Registration Statement relates to the issuance by the Company of up to an aggregate principal amount of $54,429,660 of newly-issued 10.00% Senior Convertible Notes Due 2018 (the “Exchange Notes”). The Indenture, dated as of May 22, 2013 (the “Indenture”), by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by each of the Guarantors to the extent set forth therein (the guarantees of the Guarantors are referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for (i) the issued and outstanding 3.125% Convertible Senior Notes Due 2018 of the Company under the Indenture dated as of March 29, 2011, by and among the Company and the Trustee, and (ii) the issued and outstanding 4.50% Convertible Senior Notes Due 2015 of the Company under the Indenture dated as of November 20, 2009, by and among the Company and the Trustee. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

August 2, 2013

James River Coal Company

We have examined the Indenture and the Guarantees and the form of Exchange Notes. We have also examined originals, or duplicates or certified or conformed copies, of such corporate and company records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth including, but not limited to (i) the secretarial certificates of the Subject Guarantors, (ii) the articles or certificate of incorporation, organization and/or formation, the bylaws or operating agreement, and the similar organizational documents, as applicable, of the Subject Guarantors, and (ii) the unanimous written consents of the Board of Directors or Member(s), as applicable, of the Subject Guarantors, each dated May 22, 2013; (iii) certificates of existence, each dated as of the date hereof, issued by the Kentucky Secretary of State for each of the Kentucky Guarantors (collectively, the “Kentucky Certificates of Existence”); and (iv) a certificate of existence, dated as of the date hereof, issued by the Tennessee Secretary of State for the Tennessee Guarantor (the “Tennessee Certificate of Existence,” and, together with the Kentucky Certificates of Existence, collectively, the “Certificates of Existence,” and each, singly, a “Certificate of Existence”). As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company and the Guarantors. Except for the documents described above we have not, unless expressly otherwise indicated herein, reviewed any other documents or conducted any other examination of any public records, and the opinions rendered herein are limited accordingly.

August 2, 2013

James River Coal Company

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed (i) the truth, accuracy and completeness of all documents and records that we have reviewed, (ii) the genuineness of all signatures, (iii) the authority of the person or persons who executed any such documents on behalf of any person or entity (other than any of the Subject Guarantors), (iv) the legal capacity of all natural persons, (v) the authenticity of the documents submitted to us as originals, (vi) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies, (vii) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution and delivery of the Indenture, the Guarantees contained therein, and the Exchange Notes and the conduct of all parties to the Indenture and the Guarantees contained therein has complied with any requirements of good faith, fair dealing and conscionability, (viii) the Company and each of the Guarantors (other than the Subject Guarantors) has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered the Indenture and the related Guarantees contained therein, (ix) the persons identified to us as officers of the Company and the Subject Guarantors are actually serving as such and that any certificates representing Exchange Notes will be properly executed by one or more such persons, and (x) there are and have been no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of the Indenture, the Guarantees contained therein or the Exchange Notes. We have also assumed that (1) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (2) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered the Indenture, (3) the Indenture is the valid and legally binding obligation of the Trustee, the Company and each of the Guarantors party thereto, including the Subject Guarantors, and (4) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter unless a reported decision of a federal court or a court in the applicable jurisdiction has established its constitutionality or invalidity.

August 2, 2013

James River Coal Company

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date of this letter:

1. Based solely on its respective Certificate of Existence: (a) each of the Kentucky Corporate Guarantors is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth; (b) the Tennessee Guarantor is a corporation duly organized and validly existing in good standing under the laws of the State; and (c) each of the Kentucky LLC Guarantors is a limited liability company duly organized and validly existing in good standing under the laws of the Commonwealth.

2. Each of the Kentucky Corporate Guarantors and the Tennessee Guarantor has the corporate power to execute and deliver the Indenture (including the Guaranties contained therein) and to perform its obligations thereunder. Each of the Kentucky LLC Guarantors has the limited liability company power to execute and deliver the Indenture (including the Guaranties contained therein) and to perform its obligations thereunder.

The foregoing opinions are subject to and expressly limited by the following assumptions, qualifications and limitations, in addition to those previously set forth:

[i] We express no opinion as to the validity or enforceability of any provision in the Indenture, the Guarantees contained therein or the Exchange Notes.

[ii] We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of the addressee with any state or federal laws or regulations applicable to it by reason of its status as or affiliation with a federally insured depository institution. We express no opinions concerning any matters relating to securities laws or “blue-sky laws.”

[iii] Unless explicitly addressed in this Opinion, the foregoing opinions do not address, and we specifically express no opinion with respect to the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) of the State or the Commonwealth, and judicial decisions to the extent that they deal with any of the foregoing.

August 2, 2013

James River Coal Company

[iv] We call your attention to the fact that we have made no special inquiry of the Subject Guarantors, and are unaware of the existence of any specific factual matters pertaining to any of the Subject Guarantors that could affect the opinions set forth herein.

[v] We express no opinion as to the laws of any jurisdiction other than the laws of the State (excluding the principles of conflict of laws) and the laws of the Commonwealth (excluding the principles of conflict of laws), as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

[vi] This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K. We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement, and any amendments or supplements thereto, and further consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

[vii] The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Wyatt, Tarrant & Combs, LLP